

                                   EXHIBIT 11

                    SENECA FOODS CORPORATION AND SUBSIDIARIES
                        COMPUTATION OF EARNINGS PER SHARE

                        (In thousands except share data)



                                                                           Three Months Ended                   Six Months Ended
                                                                           ------------------                   ----------------
                                                                       9/26/98            9/27/97           9/26/98         9/27/97
                                                                       -------            -------           -------         -------


Net Earnings Applicable to Common Stock:

    Net Earnings                                                $              283  $           187  $         (2,400) $         379
    Deduct Preferred Cash Dividends                                              6                -                 -              -
                                                                 -------------------------------------------------------------------
        Net Earnings Applicable to
      Common Stock Basic                                        $              277  $           187  $         (2,400) $         379
                                                                ====================================================================

    Net Earnings Applicable to Common
    Stock Basic                                                 $              277  $           187  $         (2,400) $         379
    Add Preferred Cash Dividends                                                 1                -                 -              -
                                                                 -------------------------------------------------------------------
        Net Earnings Applicable to
      Common Stock Diluted                                      $              278  $           187  $         (2,400) $         379
                                                                ====================================================================

Weighted Average Common
  Shares Outstanding Basic                                               5,969,469        5,939,680          5,981,881     5,939,680
Effect of Common Stock Equivalents                                       1,479,442           67,390            763,487        67,390
                                                                --------------------------------------------------------------------
Weighted Average Common Shares Out-
  standing Diluted                                                       7,448,911        6,007,070          6,745,368     6,007,070
                                                                 ===================================================================

Basic Earnings Per Share                                          $            .05    $         .03       $       (.40) $        .06
                                                                  ==================================================================

Diluted Earnings Per Share                                        $            .04    $         .03       $       (.40) $        .06
                                                                  ==================================================================

Note: The current year-to-date diluted earnings per share excludes the effect of convertible shares which would be anti-dilutive.

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